                                                                    Exhibit 99.1

[CENDANT LOGO]

                      CENDANT REPORTS BETTER THAN EXPECTED
                           FOURTH QUARTER 2000 RESULTS

    4Q Adjusted EPS of $0.20 from Continuing Operations, Excluding Move.com,
                          Exceeds Projection by $0.02

    Company Increases Projected 2001 Adjusted EPS from Continuing Operations,
                          Excluding Move.com, to $0.93

         4Q Adjusted EPS from Continuing Operations, Excluding Move.com,
                         $0.20 in 2000 vs. $0.26 in 1999


NEW YORK, NY, FEBRUARY 7, 2001 - Cendant Corporation (NYSE: CD) today reported fourth quarter 2000 results and updated its outlook for 2001.

"We are pleased that we have exceeded our projections for the fourth quarter of 2000 and have raised our projection for 2001 as well," said Cendant Chairman, President and Chief Executive Officer, Henry R. Silverman. "Strong performance in our mortgage and relocation business units, an improved interest rate environment and cost containment contributed to the improvement of our fourth quarter results over prior projections. We anticipate closing the Avis transaction in March and the Fairfield transaction in April and integrating those businesses to increase revenue and earnings growth in 2001."

The Company announced that it has increased its 2001 projection for adjusted earnings per share from continuing operations, including the pending acquisitions of Avis Group and Fairfield Communities and excluding move.com's operating results and the impact of its sale to Homestore.com, to $0.93 for full year 2001 and to $0.16 for first quarter 2001. The Company previously announced that it projected earnings per share from continuing operations, excluding Move.com, to be $0.91 for full year 2001 and $0.14 for first quarter 2001. The Company noted that further improvements in operations, together with reduced interest rates and financing costs, may result in further increases in projected earnings for 2001.

FOURTH QUARTER DIVISION RESULTS
-------------------------------
The underlying discussion of each division's operating results focuses on revenues and Adjusted EBITDA. EBITDA is defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest. Adjusted EBITDA excludes net gains and losses on disposition of businesses and other items that are of a non-recurring or unusual nature. (See Table 4 for Revenues and Adjusted EBITDA by Segment and Table 5 for Segment Revenue Driver Analysis.) All dollar amounts are in millions.

TRAVEL DIVISION
---------------

Travel                     2000           1999            % change
--------------------------------------------------------------------------------
Revenues                   $289           $291              (1%)
--------------------------------------------------------------------------------
EBITDA                     $124           $129              (4%)
--------------------------------------------------------------------------------
EBITDA Margin                43%           44%
----------------------------------------------

While reported revenues and EBITDA decreased, recurring operating results from our travel segment businesses were favorable quarter over quarter. Royalty fees rose primarily as a result of a higher average daily rate and room growth in lodging and increased car rental volume at Avis. Also, timeshare revenue (exclusive of the impact of Staff Accounting Bulletin 101 (SAB 101), which modified the timing of revenue recognition for subscriptions) increased due to membership growth, increased exchange transaction volume and higher fees per transaction. Fourth quarter 1999 revenues and EBITDA benefited from an $11 million bulk timeshare exchange transaction. Fourth quarter 2000 results were negatively impacted by the timing and allocation of certain expenses and the effect of SAB 101.

REAL ESTATE DIVISION
--------------------

Real Estate Franchise      2000           1999            % change
--------------------------------------------------------------------------------
Revenues                   $144           $154              (6%)
--------------------------------------------------------------------------------
EBITDA                     $102           $114              (11%)
--------------------------------------------------------------------------------
EBITDA Margin               71%            74%
-----------------------------------------------------------------

Reported revenues and EBITDA decreased during the quarter; however, excluding the gain in fourth quarter 1999 from the sale of a portion of our preferred stock investment in our largest franchisee, NRT, and higher corporate overhead allocations in 2000 due to a refinement of allocation methods, revenues and EBITDA remained relatively constant quarter over quarter. Royalty fees increased primarily because of an increase in the average price of homes sold. The volume of homes sold in fourth quarter 2000 was relatively constant versus fourth quarter 1999, which is also consistent with the performance of the industry.
We continued to add new franchise brokerages to our system in 2000. The gross commissions added by our franchise sales was 10% higher in fourth quarter 2000 than in fourth quarter 1999. Revenue growth in this segment was moderated by a reduction in international franchise fees because of certain international development contracts executed in fourth quarter 1999 and significantly reduced NRT acquisition activity until December 2000.

Relocation               2000              1999              % change
--------------------------------------------------------------------------------
Revenues                 $116              $101                 15%
--------------------------------------------------------------------------------
EBITDA                    $37               $28                 32%
--------------------------------------------------------------------------------
EBITDA Margin             32%               28%
-----------------------------------------------

Revenues and EBITDA increased primarily from higher services fees and increased referral fees. These results reflect a continuing trend from asset-based to service-based fees. Fourth quarter 2000 EBITDA margins improved principally because of benefits from the Company's investment in technology. During the fourth quarter, we signed 25 new accounts and expanded 39 existing business relationships. Additionally, we expanded our international presence in 2000 through the acquisition of two relocation firms, Hamilton Watts International in Australia and Bradford and Bingley Relocation Services in the U.K.

Mortgage                 2000              1999              % change
--------------------------------------------------------------------------------
Revenues                 $117               $83                 41%
--------------------------------------------------------------------------------
EBITDA                    $63               $29                117%
--------------------------------------------------------------------------------
EBITDA Margin             54%               35%
-----------------------------------------------

The increase in operating results reflects significant growth in both loan production volume and our servicing portfolio. Revenues from mortgage loans closed increased $25 million during the quarter resulting from strong mortgage origination growth and favorable production margins. Total mortgage closings were $5.8 billion, up 32% compared with fourth quarter 1999. Mortgage closings of $5.1 billion for home-purchase mortgages were up 28% and refinance mortgages were up 72%. Loan servicing revenues increased primarily due to a $19 billion, or 38%, increase in the average servicing portfolio. Cendant Mortgage ranked as the fourth largest retail mortgage lender by the National Mortgage News for third quarter 2000, the latest period for which data are available. During fourth quarter 2000 we entered into an expanded agreement with Merrill Lynch, under which Merrill Lynch will outsource its mortgage origination and servicing operations to us beginning in January 2001. Merrill Lynch closed approximately $5 billion in retail purchase mortgages for the year ended December 31, 2000. Assuming Merrill Lynch's loan volume was part of our operating results for the full year 2000, we believe we would have ranked as the second largest retail mortgage lender.

DIRECT MARKETING DIVISION
-------------------------

Insurance/Wholesale          2000                  1999             % change
--------------------------------------------------------------------------------
Revenues                     $140                  $149                (6%)
--------------------------------------------------------------------------------
Adjusted EBITDA               $39                   $44                (11%)
--------------------------------------------------------------------------------
Adjusted EBITDA Margin        28%                   30%
-------------------------------------------------------

Revenues and Adjusted EBITDA decreased principally due to modestly reduced direct mail offerings in prior periods, primarily related to consumer privacy concerns, and reduced billings and collections of insurance premiums. The decline was partially offset by cost savings realized from the consolidation of U.S. operations in 2000. The Company projects that improved market conditions, increased mail volume in fourth quarter 2000, and the benefits of the consolidation of U.S. operations will improve operating results later in 2001.

DIVERSIFIED SERVICES DIVISION
-----------------------------

Diversified Services          2000             1999             % change
--------------------------------------------------------------------------------
Revenues                      $145             $310               (53%)
--------------------------------------------------------------------------------
Adjusted EBITDA                $34             $110               (69%)
--------------------------------------------------------------------------------
Adjusted EBITDA Margin         23%              35%
-----------------------------------------------------------------

Revenues and Adjusted EBITDA decreased primarily as a result of the 1999 dispositions of several business operations. The absence of these divested businesses from fourth quarter 2000 operations resulted in a reduction in revenues of $142 million and a reduction in Adjusted EBITDA of $53 million. The decline in Adjusted EBITDA also reflects lower investment income, as expected and previously disclosed. Partially offsetting these declines was an increase in revenue and EBITDA at our National Car Parks subsidiary.

MOVE.COM GROUP
--------------

Move.com Group                 2000            1999
-----------------------------------------------------------------------
Revenues                        $18             $6
--------------------------------------------------------------
EBITDA                         ($20)            ($8)
--------------------------------------------------------------

Move.com Group revenues tripled because of higher sponsorship revenues made possible by the first quarter 2000 launch of our Internet real estate services portal, move.com. Results reflect increased investment in marketing and development of the move.com portal. In October 2000, we announced a definitive agreement with Homestore.com, Inc. to sell move.com, certain other businesses within Move.com Group and Welcome Wagon International, Inc. (a wholly-owned subsidiary included within the Diversified Services segment) to Homestore.com, Inc. in exchange for approximately 26 million shares of Homestore common stock. Subject to regulatory approval, the Company expects to complete this transaction during first quarter 2001.

DISCONTINUED OPERATIONS
-----------------------

Individual Membership         2000             1999             % change
--------------------------------------------------------------------------------
Revenues                      $203             $192                 6%
--------------------------------------------------------------------------------
Adjusted EBITDA                $40              $55                (27%)
--------------------------------------------------------------------------------
Adjusted EBITDA Margin         20%              29%
-----------------------------------------------------------------

Individual Membership was classified as a discontinued operation reflecting our October 2000 announcement to spin off this business to CD common stock shareholders. Fewer annual memberships expiring in fourth quarter 2000 than in fourth quarter 1999 (revenues are generally recorded upon expiration of the membership term) accounted for a $17 million reduction in revenues and Adjusted EBITDA. In addition, consistent with our previously announced intention to invigorate the growth of our Individual Membership business, we incurred an incremental $8 million of marketing solicitation spending compared with fourth quarter 1999. Also, during fourth quarter 2000, we reintegrated NetMarket Group, the online portion of the business, into this segment, which increased revenues by $12 million but decreased Adjusted EBITDA by $7 million. Revenues and Adjusted EBITDA in fourth quarter 2000 were positively impacted by a favorable mix of products and programs with marketing partners.

FOURTH QUARTER EPS ITEMS
------------------------
Cendant Corporation currently has two classes of common stock: CD common stock and Move.com common stock. CD common stock is intended to track the performance of Cendant Group and Move.com common stock is intended to track the performance of Move.com Group. Beginning with second quarter 2000, Cendant reported EPS on the two-class method. Reported EPS for CD common stock includes Cendant Group operations and a majority retained interest in Move.com Group. Reported EPS for Move.com common stock includes Move.com Group operations excluding Cendant Group's retained interest in Move.com Group.

Reported earnings (loss) per share from continuing operations for Cendant Group was $0.17 in fourth quarter 2000 and ($2.22) in fourth quarter 1999. Fourth quarter 1999 was favorably impacted by the operations of Entertainment Publications (EPub), which was sold at the end of November 1999. Due to the seasonality of its operations, EPub operations contributed $0.04 per share after tax in fourth quarter 1999. The following items are also reflected in reported results:

o A charge of $2.59 per share after tax in 1999 in connection with the settlement of the common stock class action litigation

o A net gain of $0.10 per share after tax in 1999 related to the dispositions of certain non-strategic businesses

o Interest expense of $0.04 per share after tax in 2000 in connection with the settlement of the common stock class action litigation

o A charge of $0.01 per share after tax in 2000 for investigation-related costs and other unusual items

o Cendant Group's retained interest in the losses of Move.com Group of ($0.02) per share after tax in 2000 and ($0.01) per share after tax in 1999

FULL YEAR 2000 RESULTS
----------------------
Reported earnings (loss) per share from continuing operations for Cendant Group was $0.78 in 2000 compared with ($0.44) in 1999. Adjusted EBITDA from continuing operations, excluding move.com, was $1.6 billion in 2000 and $1.8 billion in 1999. Adjusted income from continuing operations, excluding move.com, was $686 million in 2000 and $761 million in 1999. Adjusted earnings per share from continuing operations, excluding move.com, was $0.91 in 2000 compared with $0.96 in 1999.

BALANCE SHEET AND CASH FLOW ITEMS
---------------------------------

o As of December 31, 2000, we had approximately $967 million of cash and cash equivalents and $2.3 billion of debt. We have $2.5 billion in credit facilities for the litigation settlement and other corporate needs. The net debt to total capital ratio was 24%.

o   Return on common equity, measured on adjusted net income, was 25% in 2000.

o In third quarter 2000, in accordance with the settlement agreement, we began to accrue interest expense on our $2.85 billion litigation settlement obligation. The Company expects the comparisons of interest expense from the litigation settlement to improve by fourth quarter 2001 as we anniversary and also discharge the liability. In fourth quarter 2000 we paid $350 million to a settlement trust and the Company projects that it will pay approximately $1.0 billion in 2001, bringing the outstanding principal obligation to no more than $1.5 billion by year end 2001.

2001 OUTLOOK
------------
In addition to the first quarter 2001 projection stated above, the Company reiterated that it projects adjusted earnings per share from continuing operations, excluding Move.com, to be $0.25 in second quarter 2001. Earnings per share in the second, third and fourth quarters of 2001 are projected to be higher than the corresponding quarters of 2000. Results for the second, third and fourth quarters are dependent upon the timing and completion of the pending acquisitions of Avis Group and Fairfield Communities.

While Cendant's second quarter 2001 results will be affected by the timing and financing of the Avis and Fairfield acquisitions, the Company announced the following financial projections from continuing operations, excluding the results of move.com and including the results of Avis and Fairfield, for second quarter 2001:

o Adjusted EBITDA is projected to be between $550 million and $560 million compared with $360 million in 2000. The increase in projected Adjusted EBITDA in the second quarter is principally because of the expected acquisitions of Avis and Fairfield. In addition, Adjusted EBITDA is projected to benefit by a significant percentage increase in the Mortgage Services segment.

o Depreciation and amortization is projected to be between $115 million and $120 million in 2001 compared with $81 million in 2000.

o Net interest expense is projected to be between $70 million and $75 million in 2001 compared with $21 million in 2000, with the increase principally due to the Company's litigation settlement obligation.

o The tax rate is projected to be approximately 35.2% for the full year 2001 compared with 34.0% for the full year 2000. The higher 2001 tax rate is principally a result of the acquisition of Avis.

o Minority interest is projected to be approximately $5 million in 2001 compared with $22 million in 2000, primarily as a result of the retirement of the Feline PRIDES and the issuance of common stock on February 16, 2001, in connection therewith.

o Weighted average diluted shares outstanding are projected to be between 900 million and 925 million in 2001 compared with 762 million in 2000, primarily as a result of the retirement of $1.7 billion Feline PRIDES and the issuance of common stock in connection therewith, anticipated financing to fund our acquisition program and shares which may be issued for the Fairfield transaction.

CONFERENCE CALL
---------------
Cendant will host a conference call to discuss fourth quarter results on Thursday, February 8, 2001 at 11:00 a.m. Eastern Time. Investors may access this call live at www.Cendant.com or dial in to 913-981-5507. A web replay will be available beginning at 2:00 p.m. Eastern Time on February 8, 2001 at www.Cendant.com. A telephone replay will be available from 2:00 p.m. Eastern Time on February 8, 2001 until 8:00 p.m. on February 12 at 719-457-0820, access code: 241875.

REGULATION FD
-------------
In connection with the adoption of SEC rules on corporate disclosure, the Company intends to update and publish forward-looking statements regarding its projected financial performance on a periodic basis.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Form 8-K filed on the date hereof.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of Cendant and its affiliates. Certain of such uncertainties and contingencies are specified in Cendant's Form 8-K filed on the date hereof. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Cendant Corporation is a diversified global provider of business and consumer services primarily within the real estate and travel sectors. The Company's core competencies include building franchise systems and providing outsourcing services. Cendant is among the world's leading franchisers of real estate brokerage offices, hotels, rental car agencies, and tax preparation services. Cendant is also a provider of outsourcing solutions to its business partners including mortgage origination, employee relocation, customer loyalty programs and vacation exchange services. Other business units include NCP, the UK's largest private car park operator, and WizCom, an information technology services provider. With headquarters in New York City, the Company has approximately 28,000 employees and operates in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by calling 877-4INFO-CD (877-446-3623) or by visiting the Company's Web site at www.Cendant.com.


Media Contact:             Investor Contacts:
Elliot Bloom               Denise Gillen             Sam Levenson
212-413-1832               212-413-1833              212-413-1834

                              ****Tables Follow****

                                                                         TABLE 1

                      CENDANT CORPORATION AND SUBSIDIARIES
                   FINANCIAL RESULTS OF CONTINUING OPERATIONS
                                  (IN MILLIONS)

                                                      THREE MONTHS ENDED DECEMBER 31, 2000
                                                      ------------------------------------

                                 AS                               AS             DISPOSED       MOVE.COM      COMPARABLE
                              REPORTED      ADJUSTMENTS        ADJUSTED       BUSINESSES (B)    GROUP (C)     BASIS (D)
                              --------      -----------        --------       --------------    ---------     ---------
Revenues                     $     968     $      -           $      968          $    7         $   18       $   943
EBITDA (A)                         370            9  (E)             379               2            (20)          397


                                                      THREE MONTHS ENDED DECEMBER 31, 1999
                                                      ------------------------------------

                                 AS                               AS             DISPOSED       MOVE.COM      COMPARABLE
                              REPORTED      ADJUSTMENTS        ADJUSTED       BUSINESSES (B)    GROUP (C)     BASIS (D)
                              --------      -----------        --------       --------------    ---------     ---------

Revenues                     $   1,094     $      -           $    1,094          $  151         $    6       $   937
EBITDA (A)                      (2,286)       2,732  (F)             446              55             (8)          399


                                                         YEAR ENDED DECEMBER 31, 2000
                                                         ----------------------------

                                AS                               AS             DISPOSED       MOVE.COM      COMPARABLE
                              REPORTED      ADJUSTMENTS        ADJUSTED       BUSINESSES (B)    GROUP (C)     BASIS (D)
                              --------      -----------        --------       --------------    ---------     ---------

Revenues                     $   3,930     $      -           $    3,930          $   30         $   59       $ 3,841
EBITDA (A)                       1,444           99  (G)           1,543               4            (94)        1,633


                                                         YEAR ENDED DECEMBER 31, 1999
                                                         ----------------------------

                                 AS                               AS             DISPOSED       MOVE.COM      COMPARABLE
                              REPORTED      ADJUSTMENTS        ADJUSTED       BUSINESSES (B)    GROUP (C)     BASIS (D)
                              --------      -----------        --------       --------------    ---------     ---------

Revenues                     $   4,521     $      -           $    4,521          $  739         $   18       $ 3,764
EBITDA (A)                        (197)       1,980  (H)           1,783             177            (22)        1,628


(A) Defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest.

(B) Reflects the operating results of businesses included in continuing operations which were disposed.

(C) The Move.com Group represents a group of businesses which provide a broad range of quality relocation, real estate and home-related products and services through its flagship portal site, move.com, and through the move.com network.


(D) Comparable Basis reflects the As Adjusted results of operations less the results of operations of the Disposed Businesses and the Move.com Group.

(E) Includes charges of $8 million ($5 million, after tax or $.01 per diluted share) for investigation-related costs and $1 million ($1 million, after tax) for losses related to the dispositions of businesses.

(F) Includes charges of (i) $2,894 million ($1,839 million, after tax or $2.59 per diluted share) associated with the agreement to settle the principal common stockholder class action lawsuit and (ii) $8 million ($5 million, after tax or $0.01 per diluted share) for investigation-related costs. Such charges were partially offset by (i) a net gain of $168 million ($73 million, after tax or $0.10 per diluted share) related to the dispositions of businesses and (ii) a credit of $2 million ($1 millio tax) associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

(G) Includes charges of (i) $86 million ($56 million, after tax or $.07 per diluted share) in connection with restructuring and other initiatives,
         (ii) $43 million ($27 million, after tax or $.04 per diluted share) for losses related to the dispositions of businesses, (iii) $23 million ($15 million, after tax or $.02 per diluted share) for investigation-related costs, (iv) $20 million ($12 million, after tax or $.02 per diluted share) in connection with litigation asserting claims associated with accounting irregularities in the former business units of CUC and outside of the principal common stockholder class action lawsuit and (v) $3 million ($2 million, after tax) in connection with the postponement of the initial public offering of Move.com common stock. Such charges were partially offset by (i) a non-cash credit of $41 million ($26 million, after tax or $.03 per diluted share) in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights and (ii) a gain of $35 million ($35 million, after tax or $.05 per diluted share), which represents the recognition of a portion of the Company's previously recorded deferred gain from the sale of its fleet businesses due to the disposition of VMS Europe by Avis Group Holdings, Inc. in August 2000.

(H) Includes charges of (i) $2,894 million ($1,839 million, after tax or $2.45 per diluted share) associated with the preliminary agreement to settle the principal common stockholder class action lawsuit, (ii) $23 million ($15 million, after or $0.02 per diluted share) in connection with the transition of the Company's lodging franchisees to a Company sponsored property managment system, (iii) $21 million ($13 million, after tax or $0.02 per diluted share) for investigation-related costs,
         (iv) $7 million ($4 million, after tax or $0.01 per diluted share) related to the termination of a proposed acquisition and (v) $2 million ($1 million, after tax) principally related to the consolidation of European call centers in Cork, Ireland. Such charges were partially offset by a net gain of $967 million ($793 million, after tax or $1.05 per diluted share) related to the dispositions of businesses.

                                                                         TABLE 2






                              CENDANT CORPORATION AND SUBSIDIARIES
                            CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                              (In millions, except per share data)

                                                                         THREE MONTHS ENDED                 YEAR ENDED
                                                                            DECEMBER 31,                  DECEMBER 31,
                                                                       ----------------------       -------------------------
                                                                         2000           1999           2000            1999
                                                                       --------      --------       --------         --------
Revenues
    Service fees, net                                                   $ 932         $ 1,022        $ 3,783         $ 4,302
    Fleet leasing, net                                                      -               -              -              30
    Other                                                                  36              72            147             189
                                                                       ------         -------         ------         -------
Net revenues                                                              968           1,094          3,930           4,521
                                                                       ------         -------         ------         -------

EXPENSES
    Operating                                                             320             415          1,314           1,605
    Marketing and reservation                                             139             125            589             596
    General and administrative                                            130             108            484             537
    Depreciation and amortization                                          86              88            330             347
    Other charges (credits):
      Restructuring and other unusual charges                               -              (2)            89              25
      Litigation settlement and related costs                               -           2,894            (21)          2,894
      Investigation-related costs                                           8               8             23              21
      Termination of proposed acquisition                                   -               -              -               7
    Interest, net                                                          60              43            145             196
                                                                       ------         -------         ------         -------
Total expenses                                                            743           3,679          2,953           6,228
                                                                       ------         -------         ------         -------

Net gain (loss) on dispositions of businesses                              (1)            168             (8)            967
                                                                       ------         -------         ------         -------

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST                   224          (2,417)           969            (740)
Provision (benefit) for income taxes                                       75            (853)           309            (468)
Minority interest, net of tax                                              23              15             84              61
                                                                       ------         -------         ------         -------
INCOME (LOSS) FROM CONTINUING OPERATIONS                                  126          (1,579)           576            (333)
Discontinued operations:
    Income from discontinued operations, net of tax                         3              98             68             104
    Gain on the sale of discontinued operations, net of tax                16               -             16             174
                                                                       ------         -------         ------         -------
INCOME (LOSS) BEFORE EXTRAORDINARY LOSS AND CUMULATIVE EFFECT OF
    ACCOUNTING CHANGE                                                     145          (1,481)           660             (55)
Extraordinary loss, net of tax                                              -               -             (2)              -
                                                                       ------         -------         ------         -------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE               145          (1,481)           658             (55)
Cumulative effect of accounting change, net of tax                          -               -            (56)              -
                                                                       ------         -------         ------         -------
NET INCOME (LOSS)                                                       $ 145        $ (1,481)         $ 602           $ (55)
                                                                       ======         =======         ======         =======

CD COMMON STOCK INCOME (LOSS) PER SHARE
    BASIC
       Income (loss) from continuing operations                        $ 0.17         $ (2.22)        $ 0.80         $ (0.44)
       Net income (loss)                                                 0.20           (2.08)          0.84           (0.07)

    DILUTED
       Income (loss) from continuing operations                        $ 0.17         $ (2.22)        $ 0.78         $ (0.44)
       Net income (loss)                                                 0.20           (2.08)          0.81           (0.07)

    WEIGHTED AVERAGE SHARES
       Basic                                                              731             711            724             751
       Diluted                                                            757             711            762             751

MOVE.COM COMMON STOCK LOSS PER SHARE
    BASIC AND DILUTED
       Net loss                                                       $ (0.54)                       $ (1.76)

    WEIGHTED AVERAGE SHARES
       Basic and Diluted                                                    3                              3

                                                                         TABLE 3


                      CENDANT CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INCOME (LOSS) PER SHARE DATA - CALCULATION OF EARNINGS BY CLASS OF
                                  COMMON STOCK
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                             THREE MONTHS ENDED              YEAR ENDED
                                                                             DECEMBER 31, 2000           DECEMBER 31, 2000
                                                                         --------------------------  --------------------------
                                                                         AS REPORTED    AS ADJUSTED  AS REPORTED    AS ADJUSTED
                                                                         -----------    -----------  -----------    -----------
CD COMMON STOCK INCOME PER SHARE
Income (loss) from continuing operations:
        Cendant Group                                                       $ 140          $ 145        $ 638          $ 686
        Cendant Group's retained interest in Move.com Group (A)               (12)           (12)         (56)           (54)
                                                                          -------        -------      -------        -------
        Income from continuing operations - Basic                             128            133          582            632
        Convertible debt interest, net of tax                                   3              3           11             11
                                                                          -------        -------      -------        -------
        Income from continuing operations - Diluted                         $ 131          $ 136        $ 593          $ 643
                                                                          =======        =======      =======        =======

Net income (loss):
        Cendant Group (D)                                                   $ 159          $ 145        $ 664          $ 686
        Cendant Group's retained interest in Move.com Group (A)               (12)           (12)         (56)           (54)
                                                                          -------        -------      -------        -------
        Net income - Basic                                                    147            133          608            632
        Convertible debt interest, net of tax                                   3              3           11             11
                                                                          -------        -------      -------        -------
        Net income - Diluted                                                $ 150          $ 136        $ 619          $ 643
                                                                          =======        =======      =======        =======

Weighted average shares outstanding:
        Basic                                                                 731            731          724            724
        Diluted                                                               757            757          762            762

Income per share:
        Basic
          Income from continuing operations                                $ 0.17         $ 0.18       $ 0.80         $ 0.87
          Net income                                                         0.20           0.18         0.84           0.87

        Diluted
          Income from continuing operations                                $ 0.17         $ 0.18       $ 0.78         $ 0.84
          Net income                                                         0.20           0.18         0.81           0.84

MOVE.COM COMMON STOCK LOSS PER SHARE
Net loss:
        Move.com Group                                                      $ (14)         $ (14)       $ (62)         $ (60)
        Less:  Cendant Group's retained interest in Move.com Group (A)        (12)           (12)         (56)           (54)
                                                                          -------        -------      -------        -------
        Net loss - Basic and Diluted                                         $ (2)          $ (2)        $ (6)          $ (6)
                                                                          =======        =======      =======        =======

Weighted average shares outstanding:
        Basic and Diluted                                                       3              3            3  (B)         3  (B)

Loss per share:
        Basic and Diluted (C)                                             $ (0.54)       $ (0.54)     $ (1.76)       $ (1.69)

--------------

(A) As Adjusted excludes an after tax charge of $2 million for the year ended December 31, 2000 primarily in connection with the postponement of the initial public offering of Move.com common stock.

(B) Weighted average shares outstanding for the year ended December 31, 2000 was calculated from the date of issuance of Move.com common stock (March 31, 2000) through December 31, 2000.

(C) In thousands, the As Reported net loss attributable to Move.com common stock for the three months and year ended December 31, 2000 was $1,670 and $6,033, respectively, and the As Adjusted net loss attributable to Move.com common stock for the three months and year ended December 31, 2000 was $1,663 and $5,782, respectively. The weighted average shares outstanding for the three months and year ended December 31, 2000 were 3,098 and 3,425, respectively.

(D) As Adjusted also excludes the results of the Company's discontinued operations, extraordinary loss and cumulative effect of accounting change.

                                                                         TABLE 4

                      CENDANT CORPORATION AND SUBSIDIARIES
                     Revenues and Adjusted EBITDA by Segment
                                  (In millions)

                                                                THREE MONTHS ENDED DECEMBER 31,
                                   -----------------------------------------------------------------------------------
                                                 REVENUES                                 ADJUSTED EBITDA (A)
                                   ----------------------------------      -------------------------------------------
                                     2000         1999       % CHANGE        2000             1999           % CHANGE
                                   --------     --------     --------      --------          ------          ---------
Travel (C)                           $ 289        $ 291          (1%)        $ 124            $ 129                (4%)
Real Estate Franchise                  144          154          (6%)          102              114               (11%)
Relocation                             116          101          15%            37               28                32%
Mortgage                               117           83          41%            63               29               117%
Insurance/Wholesale                    140          149          (6%)           39               44  (F)          (11%)
Move.com Group                          18            6          *             (20)              (8)              *
Diversified Services (D)               145          310         (53%)           34  (E)         110  (G)          (69%)
Inter-segment Eliminations              (1)           -          *               -                -               -
                                     -----      -------                      -----            -----
Total                                $ 968      $ 1,094                      $ 379            $ 446
                                     =====      =======                      =====            =====


                                                                   YEAR ENDED DECEMBER 31,
                                   -----------------------------------------------------------------------------------
                                                 REVENUES                                 ADJUSTED EBITDA (A)
                                   ----------------------------------      -------------------------------------------
                                     2000         1999       % CHANGE       2000(B)           1999           % CHANGE
                                   --------     --------     --------      --------          ------          ---------
Travel (C)                         $ 1,243      $ 1,239          -           $ 564  (H)       $ 593  (K)           (5%)
Real Estate Franchise                  593          571           4%           430              424                 1%
Relocation                             448          415           8%           142              122                16%
Mortgage                               423          397           7%           180              182                (1%)
Insurance/Wholesale                    574          575          -             177              180  (F)           (2%)
Move.com Group                          59           18          *             (94) (I)         (22)              *
Diversified Services (D)               593        1,099         (46%)          144  (J)         223  (L)          (35%)
Fleet                                    -          207          *               -               81               *
Inter-segment Eliminations              (3)           -          *               -                -               -
                                   -------      -------                    -------          -------
Total                              $ 3,930      $ 4,521                    $ 1,543          $ 1,783
                                   =======      =======                    =======          =======

-------------
*        Not meaningful.

(A) Defined as earnings before non-operating interest, income taxes, depreciation, amortization and minority interest, adjusted to exclude certain items which are of a non-recurring or unusual nature and not measured in assessing segment performance or are not segment specific.

(B) Excludes a charge of $86 million in connection with restructuring and other initiatives ($63 million, $1 million, $1 million, $9 million, $1 million and $11 million of charges were recorded within the Travel, Relocation, Mortgage, Insurance/Wholesale, Move.com Group and Diversified Services segments, respectively).

(C) During the third quarter of 2000, Cendant Travel, a Company subsidiary which facilitates travel arrangements for travel-related and membership businesses of the Company, began being managed as a component of the Travel segment and consequently was reclassified to the Travel segment from the discontinued Individual Membership segment. Accordingly, the operating results of Cendant Travel are now reflected in the Travel segment for all periods presented.

(D) In connection with the Individual Membership segment being reported as a discontinued operation in the third quarter of 2000, general corporate overhead previously allocated to the Individual Membership segment was reclassified to the Diversified Services segment for all periods presented.

(E) Excludes charges of $8 million for investigation-related costs and $1 million for losses related to the dispositions of businesses.

(F) Excludes $11 million of losses related to the dispositions of businesses.

(G) Excludes charges of $2,894 million associated with the preliminary agreement to settle the principal common stockholder class action lawsuit and $8 million for investigation-related costs. Such charges were partially offset by a net gain of $179 million related to the dispositions of businesses and a $2 million credit associated with changes to the estimate of previously recorded merger-related costs and other unusual charges.

(H) Excludes $12 million of losses related to the dispositions of businesses.

(I) Excludes a charge of $3 million in connection with the postponement of the initial public offering of Move.com common stock.

(J) Excludes (i) a non-cash credit of $41 million in connection with a change to the original estimate of the number of Rights to be issued in connection with the PRIDES settlement resulting from unclaimed and uncontested Rights and (ii) a gain of $35 million, which represents the recognition of a portion of the Company's previously recorded deferred gain from the sale of its fleet businesses due to the disposition of VMS Europe by Avis Group Holdings, Inc. in August 2000; partially offset by (i) $31 million of losses related to the dispositions of businesses, (ii) $23 million of investigation-related costs and (iii) $20 million in connection with litigation asserting claims associated with accounting irregularities in the former business units of CUC and outside of the principal common stockholder class action lawsuit.

(K) Excludes a charge of $23 million in connection with the transition of the Company's lodging franchisees to a Company sponsored property management system.

(L) Excludes charges of (i) $2,894 million associated with the preliminary agreement to settle the principal common stockholder class action lawsuit, (ii) $21 million for investigation related costs, (iii) $7 million related to the termination of a proposed acquisition and (iv) $2 million of costs principally related to the consolidation of European call centers in Cork, Ireland. Such charges were partially offset by a net gain of $978 million related to the dispositions of businesses.

                                                                         TABLE 5






                      CENDANT CORPORATION AND SUBSIDIARIES
                         Segment Revenue Driver Analysis
            (Revenue dollars and Mortgage segment volume in millions)

                                                             THREE MONTHS ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                         2000               1999         % CHANGE
                                                       --------           --------       ---------
Travel Segment
       Domestic Rooms
         Month End Actual Rooms                         513,577            509,117          1%
         Weighted Average Rooms Available               506,240            497,957          2%
       Franchise Fee per Weighted Average Room       $   190.61         $   196.17         (3%)
                                                     ----------         ----------
       Total Franchise Fees                                $ 96               $ 98         (2%)

       Car Rental Days                               14,880,704         13,906,831          7%
       Franchise Fee per Rental Day                  $     2.71         $     2.78         (3%)
                                                     ----------         ----------
                                                     $       40         $       39          3%

         Sub-Total Franchise Fees                    $      136         $      137         (1%)

       Number of Timeshare Exchanges (A)                355,537            345,498          3%
       Annualized Number of Exchanges                 1,422,148          1,381,992          3%
       Average Subscriptions                          2,377,862          2,304,815          3%
                                                     ----------         ----------
       Total Exchanges and Subscriptions              3,800,010          3,686,807          3%
       Average Fee                                   $    22.41         $    22.76         (2%)
                                                     ----------         ----------
       Total Exchange/Subscription Fees (B)          $       85         $       84          1%

       Other Revenue                                 $       68         $       70         (3%)

                                                     ----------         ----------
       TOTAL TRAVEL REVENUE                          $      289         $      291         (1%)
                                                     ==========         ==========

REAL ESTATE FRANCHISE SEGMENT
       Closed Sides - Domestic                          465,072            468,621         (1%)
       Average Price                                 $  172,061         $  158,528          9%
       Adjusted Royalty Rate                              0.15%              0.16%         (6%)
                                                     ----------         ----------
       Total Royalties                                      122                117          4%
       Other                                                 22                 37         (41%)
                                                     ----------         ----------
       TOTAL REVENUE                                 $      144         $      154         (6%)
                                                     ==========         ==========

MORTGAGE SEGMENT
       Production Loan Closings                      $    5,835         $    4,419          32%
       Average Servicing Loan Portfolio              $   69,052         $   49,941          38%


-----------
(A) Adjusted retrospectively to reflect additional categories of confirmation modifications.
(B) The three months ended December 31, 2000 includes a $5 million reduction as a result of the implementation of SAB 101 and its impact on the timing of subscription revenue recognition.

                                                                         TABLE 6

                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)

                                                                                DECEMBER 31,              DECEMBER 31,
                                                                                   2000                       1999
                                                                                ------------              ------------
        ASSETS

        Current assets

            Cash and cash equivalents                                              $ 1.0                      $ 1.2

            Other current assets*                                                    2.0                        3.0
                                                                                  ------                     ------

        Total current assets                                                         3.0                        4.2

        Property and equipment, net                                                  1.3                        1.3

        Goodwill, net                                                                3.0                        3.1

        Other assets                                                                 4.3                        3.2
                                                                                  ------                     ------

        Total assets exclusive of assets under programs                             11.6                       11.8

        Assets under management and mortgage programs                                2.9                        2.7
                                                                                  ------                     ------

        TOTAL ASSETS                                                              $ 14.5                     $ 14.5
                                                                                  ======                     ======

        LIABILITIES AND STOCKHOLDERS' EQUITY

        Current liabilities

            Stockholder litigation settlement and related costs                    $ 1.1                      $ 2.9

            Other current liabilities                                                1.6                        1.8

            Net liabilities of discontinued operations                               0.3                        0.2
                                                                                  ------                     ------

        Total current liabilities                                                    3.0                        4.9

        Long-term debt                                                               1.9                        2.4

        Stockholder litigation settlement and related costs**                        1.8                          -

        Other non-current liabilities                                                0.5                        0.9
                                                                                  ------                     ------

        Total liabilities exclusive of liabilities under programs                    7.2                        8.2

        Liabilities under management and mortgage programs                           2.5                        2.6

        Mandatorily redeemable preferred securities issued by subsidiaries           2.1                        1.5

        Total stockholders' equity                                                   2.7                        2.2
                                                                                  ------                     ------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 14.5                     $ 14.5
                                                                                  ======                     ======

--------------
* At December 31, 2000, amount includes $350 million of restricted cash held in trust in connection with the stockholder - - litigation settlement.
** At December 31, 2000, amount reflects the portion of the stockholder litigation settlement which the Company intends and has the ability to finance on a long-term basis.

-

                                                                         TABLE 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                                          YEAR ENDED DECEMBER 31,
                                                                                                           2000           1999
                                                                                                           ----           -----
OPERATING ACTIVITIES
Net cash provided by operating activities exclusive of management and mortgage programs                   $ 1,000        $ 1,171
Net cash provided by operating activities of management and mortgage programs                                 385          2,001
                                                                                                          -------        -------
NET CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS                                        1,385          3,172
                                                                                                          -------        -------

INVESTING ACTIVITIES
Property and equipment additions                                                                             (217)          (254)
Net assets acquired (net of cash acquired) and acquisition-related payments                                  (136)          (205)
Net proceeds from dispositions of businesses                                                                    4          3,365
Funding of litigation settlement trust                                                                       (350)             -
Other, net                                                                                                   (151)           104

                                                                                                          -------        -------
Net cash provided by (used in) investing activities exclusive of management and mortgage programs            (850)         3,010
                                                                                                          -------        -------

Management and mortgage programs:
      Repayment on advances on homes under management, net of equity advances                                 372             80
      Additions to mortgage servicing rights, net of proceeds from sales                                     (694)          (571)
      Investment in leases and leased vehicles, net                                                             -           (774)
                                                                                                          -------        -------
                                                                                                             (322)        (1,265)
                                                                                                          -------        -------

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES FROM CONTINUING OPERATIONS                             (1,172)         1,745
                                                                                                          -------        -------

FINANCING ACTIVITIES
Proceeds from borrowings                                                                                        5          1,719
Principal payments on borrowings                                                                             (902)        (2,213)
Issuances of common stock                                                                                     603            127
Repurchases of common stock                                                                                  (381)        (2,863)
Proceeds from mandatorily redeemable preferred securities issued by subsidiaries                              466              -
                                                                                                          -------        -------

Net cash used in financing activities exclusive of management and mortgage programs                          (209)        (3,230)
                                                                                                          -------        -------

Management and mortgage programs:
      Proceeds received for debt repayment in connection with fleet segment disposition                         -          3,017
      Proceeds from debt issuance or borrowings                                                             4,208          5,263
      Principal payments on borrowings                                                                     (5,420)        (7,838)
      Net change in short-term borrowings                                                                     938         (2,000)
                                                                                                          -------        -------
                                                                                                            (274)        (1,558)
                                                                                                          -------        -------

NET CASH USED IN FINANCING ACTIVITIES FROM CONTINUING OPERATIONS                                             (483)        (4,788)
                                                                                                          -------        -------

Effect of changes in exchange rates on cash and cash equivalents                                               18             51
                                                                                                          -------        -------
Net cash provided by (used in) discontinued operations                                                         51            (14)
                                                                                                          -------        -------

Net increase (decrease) in cash and cash equivalents                                                         (201)           166
                                                                                                          -------        -------

Cash and cash equivalents, beginning of period                                                              1,168          1,002
                                                                                                          -------        -------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                                    $ 967        $ 1,168
                                                                                                          =======        =======

                                       14